Exhibit 99.1

Kona Grill, Inc. Appoints Jim Kuhn as new Chief Operating Officer

SCOTTSDALE, Ariz. – December 4, 2017 - Kona Grill, Inc. (NASDAQ:KONA), an American grill and sushi bar headquartered in Scottsdale, Arizona; announced today the addition of Jim Kuhn as chief operating officer.

Kuhn brings over 25 years of restaurant operations experience to Kona Grill. Most recently he served as chief executive officer for Chalak Mitra Group where he was responsible for company-owned and franchise restaurants of 79 domestic and international Genghis Grill locations. Kuhn was also responsible for several other brands during his tenure. From 2007 to 2014, Kuhn served in roles of increasing responsibility at Ignite Restaurant Group. His most recent positions included president of Brick House Tavern + Tap and also its senior vice president and chief operating officer. Previous to these leadership posts, Kuhn served as senior vice president of growth and technology and senior vice president of operations for Joe’s Crab Shack. Prior to joining Ignite, Kuhn served in senior level operational roles for Ruby Tuesday's, Sbarro's and Bertucci's restaurants. Kuhn holds B.S. degrees in accounting and management from Jacksonville University.

“I have never met anyone in the restaurant industry as dedicated and professional as Jim,” said Berke Bakay, president and CEO of Kona Grill. “His work ethic is unmatched, and his hands on approach and proven history of execution and growth is exactly what we need right now. I am looking forward to seeing the impact that his leadership and experience will have on Kona Grill.”

About Kona Grill

Kona Grill features a global menu of contemporary American favorites, award-winning sushi, and specialty cocktails in an upscale casual atmosphere. Kona Grill owns and operates 46 restaurants and has two restaurants in Monterrey, Mexico and Dubai, United Arab Emirates that operate under a franchise agreement. Restaurants are located in 23 states and Puerto Rico: Alabama (Huntsville); Arizona (Chandler, Gilbert, Phoenix, Scottsdale (2)); California (Irvine); Colorado (Denver); Connecticut (Stamford); Florida (Miami, Tampa, Sarasota, Winter Park); Georgia (Alpharetta); Hawaii (Honolulu); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Idaho (Boise); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie, Minnetonka); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas(2)); Ohio (Cincinnati, Columbus); Puerto Rico (San Juan); Tennessee (Franklin); Texas (Austin, Dallas, El Paso, Friendswood, Fort Worth, Houston, Plano, San Antonio(2), The Woodlands); Virginia (Arlington, Fairfax, Richmond). For more information, visit www.konagrill.com.

CONTACT:	Christi Hing, Chief Financial Officer
Kona Grill, Inc. (480) 922-8100 investorrelations@konagrill.com